INNOVATE Corp. Announces Appointment of Amy Wilkinson to the Board of Directors

NEW YORK, August 2, 2022 – INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE), today announced the appointment of Amy Wilkinson to fill the remaining vacancy on the INNOVATE Board of Directors.

“Amy brings a unique blend of management expertise and global business and policy experience, and we are confident she will help guide us in our mission to drive shareholder value across our Infrastructure, Life Sciences and Spectrum operating segments,” said Avie Glazer, Chairman of INNOVATE.

“Amy’s leadership and strategy consulting experience advising Fortune 500 companies will be a valuable addition to our Board,” said Wayne Barr, Jr., Chief Executive Officer of INNOVATE. “I look forward to hearing her insights as we continue to drive performance in each of our three businesses.”

Ms. Wilkinson is the founder and CEO of Ingenuity, an entrepreneurship advisory firm for leaders of companies of all sizes, including several Fortune 500 clients. In addition, she is a Lecturer in Management at Stanford Graduate Business School and is the author of the global bestseller “The Creator’s Code: The Six Essential Skills of Extraordinary Entrepreneurs.” She serves as the Chair of the Board at consumer technology company Grover. She was previously a public policy scholar at the Woodrow Wilson International Center for Scholars, and prior to that, she served as White House Fellow and Senior Policy Advisor to the U.S. Trade Representative. She also held leadership roles at McKinsey & Company, J.P. Morgan, and as founder of international export company Alegre. She earned her Bachelor of Arts in Political Science and English and her Master of Arts in Sociology from Stanford University and received her MBA from Stanford University Graduate School of Business.

Following the appointment of Ms. Wilkinson, the INNOVATE Board of Directors consists of five members, four of whom are independent.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, "forward-looking statements." Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are based on current expectations and inherently involve certain risks, assumptions and uncertainties. Except as required by law, INNOVATE disclaims any obligation to update any of the forward-looking statements contained in this press release.

About INNOVATE Corp.
INNOVATE Corp., is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,902 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

For INNOVATE:

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
INNOVATE.Team@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Trout
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691